EXHIBIT 5.2
[Letterhead of Shipman & Goodwin LLP]
June 28, 2010
TO THE PARTIES SET FORTH
IN SCHEDULE A HERETO
     RE:     Delta Air Lines Pass Through Certificates Form S-3 Registration Opinion
Ladies and Gentlemen:
     We are acting as counsel to U.S. Bank Trust National Association (i) in its individual capacity (“U.S. Bank Trust”), (ii) as Pass Through Trustee (the “Basic Agreement Pass Through Trustee”) under the Pass Through Trust Agreement, dated as of November 16, 2000, between Delta Air Lines, Inc. (the “Company”) and U.S. Bank Trust (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association) (the “Basic Agreement”), and (iii) in its capacity as Pass Through Trustee (together with the Basic Agreement Pass Through Trustee, the “Pass Through Trustee”) under any trust supplement to the Basic Agreement to be entered into between the Company and U.S. Bank Trust (“Trust Supplement”) pursuant to which one or more series of pass through certificates of the Company (the “Pass Through Certificates”) may be issued from time to time, pursuant to the Registration Statement on Form S-3 of the Company filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”). This opinion is delivered to you at the request of U.S. Bank Trust. Except as otherwise defined herein, terms used herein shall have the meanings set forth in, or by reference to, the Basic Agreement.
     We have examined the Basic Agreement, the form of Trust Supplement (collectively, the “Operative Documents”), the form of Pass Through Certificate included in the Basic Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.
     When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the individual lawyers in the firm who have participated directly and substantively in the specific transactions to which this opinion relates, and without any special or additional investigation undertaken for the purposes of this opinion.
     Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The following opinions on behalf of U.S. Bank Trust, in its individual capacity and as Pass Through Trustee are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America governing the banking and trust powers of U.S. Bank Trust. We express no opinion with respect to federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended or state securities or blue sky laws. In addition, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, or to matters governed by the Cape Town Treaty or any rules or regulations promulgated thereunder.
     To the extent to which this opinion deals with matters governed by or relating to the laws of the State of New York or other jurisdiction other than the Commonwealth of Massachusetts, we have assumed with your permission that the Operative Documents are governed by the internal substantive laws of the Commonwealth of Massachusetts.
     Our opinion is further subject to the following exceptions, qualifications and assumptions:
(a) We have assumed without any independent investigation that each of the Operative Documents is (or with respect to any Trust Supplement, will be) a valid, binding and enforceable obligation of each party thereto other than U.S. Bank Trust and the Pass Through Trustee, as applicable.
(b) We express no opinion as to the availability of any specific or equitable relief of any kind.
(c) The enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to, act in a commercially reasonable manner.
(d) We express no opinion as to the enforceability of any particular provision of any of the Operative Documents relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney to any person or entity, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture,” or (vii) so-called “usury savings clauses” purporting to specify methods of (or otherwise assure) compliance with usury laws or other similar laws of any jurisdiction.
(e) In addition to any other limitation by operation of law upon the scope, meaning or purpose of this opinion, this opinion speaks only as of the date hereof. We have no obligation to advise the recipients of this opinion (or any third party) of changes of law or fact that may occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or any information contained herein.
     All opinions contained herein with respect to the enforceability of documents and instruments are qualified to the extent that:
     (a) the availability of equitable remedies, including, without limitation, specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought; and
     (b) the enforceability of certain terms provided in the Operative Documents may be limited by
     (i) applicable bankruptcy, reorganization, fraudulent conveyance, arrangement, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally as at the time in effect, and
     (ii) general principles of equity and the discretion of a court in granting equitable remedies (whether enforceability is considered in a proceeding at law or in equity).
     Based on and subject to the foregoing and subject to the further qualifications and assumptions set forth below, we are of the opinion that (i) U.S. Bank Trust is the duly authorized successor pass through trustee under the Basic Agreement, and the Basic Agreement constitutes the valid and binding obligation of U.S. Bank Trust, in its individual capacity or as Basic Agreement Pass Through Trustee, as the case may be, enforceable against U.S. Bank Trust, in its individual capacity or as Basic Agreement Pass Through Trustee, as the case may be, in accordance with its terms, and (ii) when (a) the issuance, execution, delivery and authentication of any series of Pass Through Certificates shall have been duly authorized by all necessary corporate action of the Company and the Pass Through Trustee; (b) the Trust Supplement establishing the terms of such Pass Through Certificates shall have been duly authorized, executed, and delivered by the Company and the Pass Through Trustee in accordance with all of the terms and conditions of the Registration Statement, the prospectus included therein, the applicable prospectus supplement and the Operative Documents; and (c) such Pass Through

Certificates shall have been authorized by all necessary corporate and trust action by the Pass Through Trustee, and duly executed, authenticated, issued, and delivered by the Pass Through Trustee in accordance with the Operative Documents, (1) such Pass Through Certificates will constitute a valid and binding obligation of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their terms, (2) the holders of such Pass Through Certificates will be entitled to the benefits of the Operative Documents and (3) the applicable Trust Supplement will constitute the valid and binding obligation of U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, enforceable against U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, in accordance with its terms.
     In rendering the opinions set forth above, we have assumed that the Company is and will continue to be at the time of execution and delivery of Pass Through Certificates pursuant to a Trust Supplement (a “Pass Through Certificate Closing”) duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has and will have the full power and authority to carry on its business and to perform its obligations under the Basic Agreement and execute, deliver and perform any Trust Supplement. We have also assumed that U.S. Bank Trust will at the time of each Pass Through Certificate Closing continue to be validly existing and in good standing under the laws of the United States and have the full power and authority to carry on its business and to (i) perform its obligations under the Basic Agreement, (ii) execute, deliver and perform any Trust Supplement, and (iii) in its capacity as Pass Through Trustee, issue, execute, deliver and authenticate the Pass Through Certificates to be issued pursuant to any such Trust Supplement. We have further assumed that the performance by the Company of the Basic Agreement does not and will not, and the authorization, execution, delivery and performance by each of the Company and the Pass Through Trustee of any Trust Supplement, and the performance by the Pass Through Trustee of the Basic Agreement will not, and the issuance of the Pass Through Certificates pursuant to any Trust Supplement will not (i) violate, contravene, conflict with, breach, or constitute (with or without notice or lapse of time) a default under, or result in the creation or imposition of any lien, charge, encumbrance upon any of its properties under, the terms of (x) its charter or by-laws or other constituent documents, (y) any indenture, mortgage or other agreement, instrument, obligation, or contract to which it is a party or by which it or its properties may be bound, or (z) any applicable law, rule, or regulation (including, without limitation, any state or federal law, rule or regulation governing U.S. Bank Trust’s banking or trust powers) or any applicable requirement or restriction, judgment, license, registration, permit, order or decree imposed or issued by any court, tribunal, regulatory body, administrative agency, or governmental body and (ii) require any consent, approval, authorization, license, registration, filing or the taking of any other action under any applicable law, rule, or regulation (other than those that have been or will be duly obtained, given or taken). Finally, we have assumed that at the time of any Pass Through Certificate Closing there will be no proceedings pending or overtly threatened in writing against or affecting U.S. Bank Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, could reasonably be expected to affect materially and adversely any pass through trust created pursuant to the Operative Documents or affect the right, power and authority of U.S. Bank Trust, in its individual capacity or as Pass

Through Trustee, as the case may be, to enter into or perform its obligations under the applicable Trust Supplement, to perform its obligations under the Basic Agreement or to issue the Pass Through Certificates.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Pass Through Certificates” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
     The law firm Debevoise & Plimpton LLP is entitled to rely upon this opinion letter in rendering its opinion as described in the Registration Statement under the heading “Validity of Pass Through Certificates” as if addressed and delivered to it subject to all assumptions, qualifications and limitations set forth herein.
     This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their successors and assigns in connection with the transactions contemplated by the Operative Documents and may not be used or relied upon by any other person or for any other purpose.
Very truly yours,
/s/ SHIPMAN & GOODWIN LLP

SCHEDULE A
U.S. Bank Trust National Association
Delta Air Lines, Inc.